Exhibit 10.60.1

Amendment to Employment Agreement

This Amendment to Employment Agreement (“Amendment”) is entered into as of 25 September 2007 (“Effective Date”), by and between Kirk A. Benson (the “Executive”) and Headwaters Incorporated, a Delaware corporation (the “Company”).

RECITALS

Headwaters and Executive entered into an Employment Agreement effective 1 April 2005 (“Employment Agreement”). Pursuant to the terms and conditions of section 2(D) of the Employment Agreement, Headwaters granted to Executive an award to receive up to 25,000 shares of Headwaters common stock, contingent on the future performance of Headwaters (“Performance Stock Award”).

Headwaters and Executive wish to cancel the Performance Stock Award.

AGREEMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, Headwaters and Executive agree as follows:

Headwaters and Executive hereby agree to cancel the Performance Stock Award. Executive hereby releases all right, title, claim, and interest in the Performance Stock Award and the parties hereby amend the Employment Agreement by deleting section 2(D) in its entirety.

Headwaters will rely upon Executive’s agreement to cancel the Performance Stock Award and release of all rights related thereto.

Headwaters makes no promise, express or implied, that Headwaters will grant any substitute Performance Stock Award or other equity incentive compensation as consideration for the cancelled Performance Stock Award.

This Agreement has no effect upon any other incentive compensation award or the Employment Agreement, except the Performance Stock Award referenced above. All other terms of Employment Agreement remain unchanged.

Signatures on next page.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

HEADWATERS INCORPORATED

	/s/ Steven G. Stewart	/s/ Kirk A. Benson
Name:	Steven G. Stewart	Kirk A. Benson
Title:	CFO

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